Exhibit 99.1
CAMDEN PROPERTY TRUST ANNOUNCES
COMMON SHARE OFFERING
Houston, TEXAS (May 5, 2009) — Camden Property Trust (NYSE: CPT) today announced it is offering 7,500,000 common shares in a registered public offering. The Company also plans to grant the underwriters a 30-day option to purchase up to 1,125,000 additional common shares to cover over-allotments, if any. Merrill Lynch & Co. and J.P. Morgan are acting as joint book-running managers for the offering.
Camden intends to use the net proceeds from the sale of the common shares for the retirement of debt and general corporate purposes.
A copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080; or J.P. Morgan, Attention: Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or other jurisdiction.
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 182 properties containing 63,269 apartment homes across the United States. Upon completion of four properties under development, the Company’s portfolio will increase to 64,329 apartment homes in 186 properties. Camden was recently named by FORTUNE® Magazine for the second consecutive year as one of the “100 Best Companies to Work For” in America.